                                                September 24, 1997

Mr. Graham Sharp
Discreet Logic Inc.
10 Duke Street
Montreal, Quebec  H3C 2L7

Dear Graham:

Discreet Logic Inc. ("DISCREET") is pleased to offer you employment upon the terms and conditions set out below.

1.   Duties and Responsibilities
     ---------------------------

Discreet hereby agrees to engage your services as Senior Vice-President, Sales and Marketing of Discreet. In such capacity, you shall report directly to the Chief Executive Officer of Discreet or such other person as may be designated by Discreet from time to time and you shall be accountable to both the latter and the board of directors of Discreet.

By your acceptance hereof, you agree to devote all of your working time, attention and skill to Discreet and to make every effort necessary to promote the success of Discreet's business and perform adequately the duties that are assigned to you as of the Date of Commencement (as defined below).

You further agree that you may not pursue any activities which could be detrimental to Discreet's interests.

2.   Compensation
     ------------

Discreet shall pay you a base annual salary (the "SALARY") of US $125,000 as of the Date of Commencement. The Salary shall be reviewed annually by Discreet in accordance with its applicable internal policies in effect from time to time.

You shall furthermore be eligible to receive annual commissions targeted at US $75,000 based on the achievement by Discreet, on a consolidated basis, of certain revenue and margin amounts as approved by the board of directors from time to time. In addition, if Discreet exceeds, on a consolidated basis, these certain annual revenue and margin amounts as approved by the board of directors from time to time, you will receive a bonus of US $25,000 which is to be paid annually. The compensation committee, at its sole discretion, may approve an additional bonus payment if Discreet exceeds, on a consolidated basis, certain operating amounts. Not withstanding the
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foregoing, in the event that the revenue and margin amounts approved by the board of directors from time to time are not met, the board of directors of Discreet shall have the right, at its sole discretion, to approve the payment of a bonus, which amount is solely determined by the compensation committee, if the board of directors is of the view that your performance was outstanding and the failure to meet the revenue and margin amounts was not attributable to factors within your control.

3.  Reimbursement
    -------------

Discreet will reimburse you, upon presentation of appropriate receipts or other evidence thereof, all expenses and fees reasonably incurred by you in the exercise of your functions hereunder, the whole provided that such expenses and fees were incurred in direct relation to the accomplishment of your duties hereunder, the whole in accordance with the policy of Discreet then in effect as modified from time to time at the sole discretion of the board of directors of Discreet.

4.  Stock Options
    -------------

Discreet will grant you (the "INITIAL GRANT") no later than two weeks following the Date of Commencement an option to purchase 300,000 common shares in the share capital of Discreet pursuant to the "Amended and Restated 1994 Restricted Stock and Stock Option Plan" of Discreet (the "PLAN"). The exercise price of each option will be an amount equal to the "Fair Market Value" of the optioned shares (as determined in accordance with the provisions of the Plan) as at the date on which the Initial Grant shall be approved by the board of directors of Discreet (the "DATE OF INITIAL GRANT"). Your options pursuant to the Plan will vest as follows:

   ==========================================================================
   NUMBER OF SHARES                      DATE OF VESTING
   --------------------------------------------------------------------------
         150,000            Date of 2nd anniversary of Date of Initial Grant

   an additional 75,000     Date of 3rd anniversary of Date of Initial Grant

   an additional 75,000     Date of 4th anniversary of Date of Initial Grant
   ==========================================================================

The Initial Grant shall be subject to you executing the standard form Stock Option Agreement as required by the Plan.

In the event of a reorganization as defined in the Plan, then (i) all of your options to purchase common shares in the share capital of Discreet pursuant to the Initial Grant shall become immediately vested, or (ii) if the board of directors of Discreet elects, in accordance with the Plan, not to accelerate the vesting of the options to purchase common shares granted pursuant to the Plan, you shall receive in substitution for all of your outstanding options to purchase common shares of Discreet, whether vested or not, such securities (excluding options) of Discreet or of any amalgamated, merged, consolidated or otherwise reorganized corporation or, only in the event of an amalgamation of Discreet with one of its subsidiaries, options of the amalgamated company, all of which securities or options shall be of equivalent value and liquidity.

5.   Duration and Termination
     ------------------------

This agreement is for an indeterminate term commencing on July 23, 1996 (the "DATE OF COMMENCEMENT").

This agreement may be terminated, except for continuing obligations hereunder as at any such termination, in any of the following eventualities and with the following consequences:

(a) at any time, for Cause, on simple notice from Discreet to you the whole without any other notice or any pay in lieu of notice or any indemnity whatsoever from Discreet to you, and any further claims or recourse by you against Discreet or its affiliates in respect of such termination;

(b) upon three (3) months notice in writing from you to Discreet, specifying your intention to resign, in which event Discreet shall only be obliged to pay you your remuneration hereunder for such remaining part of the period specified in your notice, and Discreet shall have no further obligations hereunder in the event of your resignation, it being understood that you shall not benefit, after your resignation, from any additional vesting of your options to purchase common shares referred to herein; or

(c) upon written notice from Discreet to you in the event of termination of your employment without Cause, in which event Discreet shall pay you an indemnity in lieu of notice in a lump sum equal to twelve (12) months of your Salary at the time of termination, and Discreet shall have no further obligations hereunder in the event of such termination of your employment, and you shall have no further claims or recourse against Discreet or any of its affiliates in respect of such termination. Notwithstanding any provision herein to the contrary, if your employment with Discreet is terminated without Cause after the first anniversary date of the Date of Commencement, then the options to purchase common shares of Discreet which would have vested next as set forth above shall immediately vest. In addition, in the event that you are terminated without cause, Discreet shall reimburse you, upon presentation of appropriate receipts and justifications, all reasonable moving expenses incurred by yourself in connection with your move from Montreal, such expenses to be approved by Discreet before being incurred, which moving expenses shall not exceed US $20,000.

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"CAUSE" shall mean cause for dismissal without either notice or payment in lieu of notice for reasons of fraud, embezzlement, gross negligence, wilful and careless disregard or gross dereliction of duty, incapacity or refusal to perform employment functions due to drug use or alcohol addiction, conviction of a felony, serious breach of duty not corrected within thirty (30) days of notice to that effect and discriminatory practices governed by statute.

6.  Benefit Plans and Vacation
    --------------------------

You shall have the right to participate to all benefit programs and/or plans granted to senior employees of Discreet, the whole in accordance with the actual programs or plans that Discreet may institute from time to time. You shall be granted a minimum of four (4) weeks of annual vacation for each whole calendar year of this agreement.

7.   Non-Competition
     ---------------

Without the prior written approval of Discreet, you agree not, during your employment with Discreet and for a subsequent period of twelve (12) months thereafter, on your own behalf or on behalf of any other person, whether directly or indirectly, in any capacity whatsoever alone, or through or in connection with any person, carry on or be engaged in or do consulting work for or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or part of the Territory (as hereinafter defined) which is in competition with the Business (as hereinafter defined) or which provides similar competitive services. Notwithstanding any provision herein to the contrary, including paragraph 5(c), in the event of a termination of your employment without Cause, if you decide to, directly or indirectly, in any capacity to carry on or be engaged in or do consulting work for or have a financial or other interest in or be otherwise commercially involved in any endeavour, activity or business which is in competition with the Business or which provides similar competitive services before the expiration of the aforesaid twelve (12) month period, you shall cease to be bound by the provisions of this paragraph 7 provided that Discreet shall have no further obligation to pay you (or you shall reimburse) any severance set forth in paragraph 5(c) in respect of any period commencing on the date you agree to so compete with the Business or be involved in a business which provides similar competitive services.

"TERRITORY" shall mean worldwide.

"BUSINESS" shall mean the business now and heretofore conducted by Discreet, its subsidiaries and its affiliates provided that such affiliate is in a business similar or related to the business of Discreet and its subsidiaries.

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8.   Confidentiality and Non-Disclosure
     ----------------------------------

You hereby expressly covenant and agree that you shall not, during and for a period of ten years following termination of your employment with Discreet, disclose any Confidential Information (as hereinafter defined) to any person other than such persons as expressly approved by Discreet nor use any Confidential Information for your own benefit, or for the benefit of any other person, or for any purpose other than within the scope of your employment by Discreet.

"CONFIDENTIAL INFORMATION" shall mean confidential, secret or proprietary information of Discreet or related to the Business, whether recorded or not, howsoever received or generated by Discreet or you from, through or relating to Discreet or the Business and in whatever from (whether oral, written, machine readable or otherwise) which pertains to Discreet, its affiliates, its subsidiaries or the Business. "Confidential Information" shall not include information which (i) is in the public domain, without any fault or violation of this agreement on your part, (ii) is generally disclosed by Discreet without any restriction to third parties, (iii) is properly within your legitimate possession prior to its disclosure hereunder and without any obligation of confidences attaching thereto, (iv) after disclosure, is lawfully received by you from another person who is lawfully in possession of such Confidential Information and such other person was not restricted from disclosing the said information to you and (v) you are legally compelled to divulge by order of a governmental agency or a court of competent jurisdiction.

9.   Moving  Expenses
     ----------------

Discreet shall reimburse you, upon presentation of appropriate receipts and justifications, all reasonable moving expenses incurred by yourself in connection with your relocation to Montreal, such expenses to be approved by Discreet before being incurred.

In the event that Discreet terminates your employment without cause, Discreet will reimburse you for your moving expenses from Montreal up to a maximum amount of US $20,000, upon presentation of appropriate receipts and justifications, such expenses to be approved by Discreet before being incurred.

10.  Property
     --------

Confidential Information and the documents, works, instruments, media or other embodiments of or containing Confidential Information shall remain the property of Discreet and be returned to Discreet upon request, or, at the latest, immediately upon any termination of your employment.

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11.  General Provisions
     ------------------

This agreement shall be governed, interpreted and construed by and in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

This offer of employment is subject to receipt of satisfactory references.

You hereby acknowledge having received a copy of the Plan.

The parties acknowledge that they have requested and are satisfied that this agreement and all related documents be drawn up in the English language; les parties aux presentes reconnaissent qu'ils ont exigees que la presente convention et touts documents qui s'y rattachent soient rediges en langue anglaise et s'en declarent satisfaites.

If you wish to accept this position, please sign and return a signed copy to us.

We are delighted to have you join us.


/s/ Richard J. Szalwinski

Richard J. Szalwinski



ACCEPTED at Montreal, Quebec, on this 26 day of September, 1997.


/s/ Graham Sharp
---------------------------------------
Graham Sharp

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